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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

COMPANY CONTACT:         Michael D. Farney, C.E.O.
                         (702) 791-3388

AGENCY CONTACT:          Jimmy Caplan
                         (805) 569-0076


                          INAMED CORPORATION COMPLETES
                      $35 MILLION CONVERTIBLE DEBT OFFERING

LAS VEGAS -- January 23 -- INAMED Corporation (NASDAQ: IMDCC; PSE: INA), headquartered here, today announced it has successfully completed a $35 million private placement of 11 percent secured convertible notes with certain qualified investors and institutions.

According to the company, the private placement included the participation of Dreyfus Corporation, S. C. Fundamental Value Fund, L.P., Oracle Partners, L.P., Fir Tree Partners, and Atticus Capital, all based in New York City.

The notes are secured by INAMED Corporation and its subsidiaries and are not callable. They will mature on March 31, 1999 unless they are converted earlier into shares of INAMED common stock at $10 per share.

Net proceeds to the company, after the deduction of offering expenses, are expected to be approximately $34.9 million. The proceeds will be used to accommodate the Company's current financial responsibilities under The Revised Settlement Program, to fund an initial $10 million payment in connection with contemplated mandatory class resolution of breast implant litigation, and to manage general legal costs. Proceeds will also be used to engage in product and corporate development, to expand manufacturing facilities and improve working capital.

INAMED Corporation is a medical and surgical device company with 23 operating subsidiaries in the United States and Europe. The company develops, manufactures and markets medical devices for the plastic and reconstructive, bariatric and general surgery markets.

The company reported sales of over $80 million for calendar/fiscal 1994.

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